EXHIBIT 4.1
AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

          THIS AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), is dated as of July 18, 2000, between Georgia-Pacific Corporation, a Georgia corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent").

W I T N E S S E T H:
WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of December 16, 1997 (as amended as of November 8, 1999, the "Rights Agreement");

          WHEREAS, Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), the Company and each of NORTH AMERICAN TIMBER CORP., a Delaware corporation, NPI TIMBER, INC., a Delaware corporation, GNN TIMBER, INC., a Delaware corporation, GPW TIMBER, INC., a Delaware corporation, LRFP TIMBER, INC., a Delaware corporation and NPC TIMBER, INC., a Delaware corporation (each a "Spinco"; and collectively the "Spincos") propose to enter into an Agreement and Plan of Merger dated as of July 18, 2000 (the "Merger Agreement") pursuant to which the Spincos will be merged with and into Plum Creek, with Plum Creek as the surviving corporation (the "Merger"); and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
1. Amendment of Section 1(c). Section 1(c) of the Rights Agreement is amended by adding the following provision to the end of Section 1(c):

; provided further, however, that neither Plum Creek Timber Company ("Plum Creek") nor any of its Affiliates or Associates shall be deemed (i) an Acquiring Person or (ii) the Beneficial Owner of 15% or more of the total Voting Rights of all of the shares of Company Common Stock then outstanding as a result of either the execution and delivery of the Agreement and Plan of Merger dated as of July 18, 2000, by and among Plum Creek, the Company and each of NORTH AMERICAN TIMBER CORP., a Delaware corporation, NPI TIMBER, INC., a Delaware corporation, GNN TIMBER, INC., a Delaware corporation, GPW TIMBER, INC., a Delaware corporation, LRFP TIMBER, INC., a Delaware corporation and NPC TIMBER, INC., a Delaware corporation (the "Plum Creek Merger Agreement"), or the consummation of the transactions contemplated thereby.

2. Amendment of Section 11(q). Section 11(q) of the Rights Agreement is amended to read in its entirety as set forth below:
(q)

In the event that at any time after the Effective Date and prior to the Distribution Date, the Company shall redeem the shares of G-P Stock or Timber Stock in exchange for shares of Common Stock of one or more subsidiaries of the Company pursuant to paragraph D.(b) of Article V of the Restated Articles, other than the redemption of the Timber Stock to be effected pursuant to the Plum Creek Merger Agreement and in connection with the transactions contemplated thereby, then there shall be issued with respect to each such share of Common Stock of a subsidiary delivered directly to the holders of G-P Stock or Timber Stock, as the case may be, a share purchase right under a shareholder rights plan to be established by such subsidiary.

3. Amendment of Section 23. Section 23 of the Rights Agreement is amended by adding the following paragraph (c) to the end of Section 23:
(c)

Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the right to exercise each Timber Right shall terminate on the Redemption Date (as such term is defined in the Plum Creek Merger Agreement) and each such Timber Right will thereafter be null and void.

                    4.     Effectiveness. This Amendment shall be deemed effective as of July 18, 2000 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. Miscellaneous.

                              (a)     This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                              (b)     This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                              (c)     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.
GEORGIA-PACIFIC
Attest:
By:
Name:	Name:
Title:	Title:
FIRST CHICAGO TRUST COMPANY
OF New York
Attest:
By:
Name:	Name:
Title:	Title: